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                                                                      Exhibit 11

                     SENSORMATIC ELECTRONICS CORPORATION
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                                (IN THOUSANDS)

                                                      Three Months ended                  Nine Months ended
                                                           March 31,                           March 31,
                                                    ------------------------           ------------------------
                                                     1995             1994              1995             1994
                                                    -------          -------           -------          -------
Income:

  Net income for primary
     computation                                    $15,664          $16,394           $61,045          $50,022

  Add interest expense (net
     of tax) on 7% convertible
       subordinated debentures                            -            1,335                 -            3,871
                                                    -------          -------           -------          -------

  Adjusted net income for fully
     diluted computation                            $15,664          $17,729           $61,045          $53,893
                                                    =======          =======           =======          =======

Common shares:

  Weighted average shares
     outstanding during the period                   72,542           59,507            70,047           58,916

  Potential dilutive exercise of
     stock options and warrants (1)                   1,261            1,728             1,313            2,057
                                                    -------          -------           -------          -------

  Shares included in computation
     of primary earnings per share                   73,803           61,235            71,360           60,973

  Shares issuable on conversion
     of 7% convertible subordinated
       debentures                                         -            7,225                 -            7,225

  Maximum dilution of stock
     options and warrants (2)                             -               55                99               55
                                                    -------          -------           -------          -------

  Shares included in computation of
     fully diluted earnings per
       share                                         73,803           68,515            71,459           68,253
                                                    =======          =======           =======          =======


(1) Computed under the treasury stock method based on the average stock price during the periods.

(2) Computed under the treasury stock method based on stock price at end of periods if higher than the average price during the periods.